SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report                      August 4, 1998
(Date of earliest event reported)  (August 3, 1998)

CTC COMMUNICATIONS CORP.
(Exact name of registrant as specified in its charter)
          Massachusetts                     0-13627       04-2731202
       (State or other jurisdiction (Commission         (IRS Employer
         of incorporation)          File Number)    Identification No.)

          360 Second Ave., Waltham, Massachusetts         02154
        (Address of principal executive offices)          (Zip Code)

                               (781) 466-8080
 (Registrant's telephone number including area code)
(Former name or former address if changed since last report)


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Item 5.  Other Events

On August 3, 1998, the Registrant issued the following press release:

For Further Information Contact:
John D. Pittenger,
 Executive Vice President -
Finance and Administration
CTC Communications Corp.
(781) 466-1302
Internet: http//www.ctcnet.com

August 3, 1998
FOR IMMEDIATE RELEASE

U.S. DISTRICT COURT DISSOLVES
TEMPORARY RESTRAINING ORDER AGAINST CTC COMMUNICATIONS

Portland, Maine, CTC Communications Corp. (NASDAQ NNM:CPTL) August 3, 1998 - United States District Court Judge Gene Carter of the United States District Court in Portland, Maine late Friday dissolved a temporary restraining order (TRO) against CTC Communications and ruled that CTC had an absolute right to solicit customers they had served while a Bell Atlantic agent.

The TRO, imposed against CTC six months ago by the U.S. District Court in New York on the motion of Bell Atlantic, prevented CTC from marketing local services to approximately 5,000 of its customers.
Friday's court decision means that all of CTC;s customers will have access to the full complement of CTC's voice and data telecommunications options and choices.

"This is a major victory for our company and for consumers," said
Robert J. Fabbricatore, Chairman and CEO of CTC. "Bell Atlantic has used every possible tactic to block competition and thwart customer choice, but the wall is finally beginning to crack."

Roger D. Young, lead trial counsel for CTC, called Judge Carter's decision a crucial precedent in the rapidly unfolding Law of Telecommunications. Mr. Young stated "Judge Carter's decisive ruling puts all telephone companies on notice that restrictive covenants will be carefully scrutinized by courts. These covenants are clearly anti-competitive. We look forward to trial in November."

During the Portland proceeding, CTC volunteered to purge its data bases of all outdated and aged information obtained over the years in which CTC acted as a Bell Atlantic agent. Fabbricatore stated "When CTC left the Bell Atlantic Agency Program, the Company returned all agency related information. This further action should put to rest, once and for all, any possible perception that CTC retains any agency related information."

Fabbricatore noted that Judge Carter's decision is the latest in a series of recent legal and regulatory victories for CTC. "All we want is the opportunity to compete head-to-head to serve customers," he said "Today's ruling and the events of the past month have moved us closer to that goal."

On July 2, United States Court of Appeals for the Second Circuit in New York denied Bell Atlantic's appeal to compel arbitration of CTC's claim against the Baby Bell. The denial of Bell Atlantic's appeal means that CTC's lawsuit in Federal Court in Maine against Bell Atlantic will continue to move forward. Trial is scheduled for November, 1998.

Also on July 2nd, the Massachusetts Department of Telecommunications and Energy ruled that it is illegal for Bell Atlantic to impose
"contract termination fees" on its customers who choose a competitive Bell Atlantic Reseller as their local provider. Bell Atlantic subsequently delayed this order through the appeals process.

And on July 16, the New Hampshire Public Utilities Commission held a hearing on Bell Atlantic's recent policy of imposing contract termination fees on its customers who choose a competitive Bell
Atlantic Reseller as their local provider.  A decision by the New
Hampshire Commission is expected in the near future.

CTC has also initiated talks with the Federal Communication Commission
(FCC) to heighten their awareness of Bell Atlantic anti-competitive policies and violations of the Telecommunications Act of 1996. "Bell Atlantic is seeking approval to sell long distance in New York and it is critical that the FCC have a full understanding of Bell Atlantic's policies and practices to make an informed judgment," said Fabbricatore. "It is inconceivable that Bell Atlantic could receive approval for long distance given their continuing monopoly market share and, the number and magnitude of constraints they have put in place to stifle local competition."

"The pendulum is just beginning to swing back in favor of the consumer," said Fabbricatore. "Bell Atlantic has put in place a number of roadblocks for customers and competitors that stifle local competition, and limit customer choice. CTC intends to challenge each and every unfair and anti-competitive practice, state by state." CTC Communications is currently pressing its demand for repeal of customer termination fees in New Hampshire, Maine, Vermont, Rhode Island and New York.

Fabbricatore called on Bell Atlantic to end its anti-competitive maneuvering and delaying tactics in legal and regulatory forums and
turn its attention to customer service.   "Rather than fighting this
out in legal and regulatory arenas, let us compete in the marketplace where customers can decide which local provider is most committed to meeting their needs."

CTC is a rapidly growing provider of integrated communications solutions to small and medium sized business customers in the Northeastern U.S. It provides an extensive array of voice and data services including local, long distance, frame relay, Internet access and other advanced data services. The Company markets its services through its 170 member direct sales force throughout Massachusetts, New York, Connecticut, New Hampshire, Vermont and Maine. CTC's headquarters is in Waltham, MA and can be found on the World Wide Web at http://www.ctcnet.com.

The statements in this press release that relate to future plans, events or performances are forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. Readers are, accordingly, cautioned not to place undue reliance on these forward-looking statements, which speak only as to the date hereof. Additional information about these risks and uncertainties is set forth in the Company's most recent report on Form 10-K. CTC undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect results, events or circumstances after the date hereof.

                            SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                  CTC COMMUNICATIONS CORP.
                                         (Registrant)
                                  By: /s/ John D. Pittenger
                                         John D. Pittenger,
                                   Executive Vice President,
                                   Finance and Administration
August 4, 1998